UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 26, 2012
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608
(Address of principal executive offices) (Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

_____________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

This Current Report on Form 8-K is being filed by Amyris, Inc. (the “Company”) to disclose funding under loan agreements previously disclosed in the Company’s Current Report on Form 8-K filed on July 19, 2012.  As background, as of July 13, 2012, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the registrant, Amyris, Inc. (the “Company”), entered into a Note of Bank Credit with each of Banco Pine S.A. (“Pine”) and Nossa Caixa Desenvolvimento, the Sao Paulo State development bank (“Nossa Caixa” and, together with Pine, the “Lenders”) and a Fiduciary Conveyance of Movable Goods agreement among AB and both Lenders (such agreements and instruments, collectively, the “Loan Agreements”).

On July 26, 2012, AB received an aggregate of R$52 million (approximately US$25.7 million based on the exchange rate as of July 26, 2012) (R$22 million from Pine and R$30 million from Nossa Caixa) in funding under the Loan Agreements entered into on July 13, 2012.  Such loans have a final maturity date of July 15, 2022 and bear a fixed interest rate of 5.5% per year.  For the first two years that the loans are outstanding, AB is required to pay interest only on a quarterly basis.  After August 15, 2014, AB is required to pay equal monthly installments of both principal and interest for the remainder of the term of the loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date:  July 31, 2012                                                                           By:  /s/ Gary Loeb
  Gary Loeb
  SVP and General Counsel